For:
Nobel Learning Communities, Inc.
George H. Bernstein
President and Chief Executive Officer
484-947-2000

               Nobel Learning to Conduct Process for Possible Sale


West Chester, Pa. - November 7, 2008 - Nobel Learning Communities, Inc, (NASDAQ:NLCI) announced today that its Board of Directors, in light of Knowledge Learning Corporation's September 22, 2008 unsolicited expression of acquisition interest, has decided to undertake a process to determine whether a sale transaction at the current time is in the best interest of its stockholders. The Board's decision was based on the recommendation of a committee of independent directors, which was advised by J.P. Morgan Securities Inc., the Company's financial adviser.

"Our Board has not made a decision to sell our Company at the current time," said Dr. Therese Crane, Board Chair. Dr. Crane added "We are optimistic about our ability to execute our strategic plans and to deliver long-term value to our stockholders as an independent company. Nonetheless, in light of Knowledge Learning Corporation's interest, we have decided to undertake a process to determine whether a sale transaction fully reflecting our value can be achieved for our stockholders currently. The process will be managed by J.P. Morgan."

According to George Bernstein, the Company's President and Chief Executive Officer, " We have informed Knowledge Learning Corporation that we are prepared to offer to it and to other interested parties a due diligence opportunity, subject to appropriate confidentiality agreements, to review material non-public information about our Company in order to enable them to better understand the Company's value."

There is no assurance that a sale of the Company will result from this process.


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About Nobel Learning Communities
--------------------------------

Nobel Learning Communities, Inc. is a national network of 178 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com.

Safe Harbor Statement
---------------------
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company's ongoing strategic initiatives; the Company's ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and risks and uncertainties arising in connection with Knowledge Learning Corporation's unsolicited proposal to acquire the Company. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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